Exhibit 99

Family Dollar Reports Record Sales and Earnings Results

  Reported fourth quarter earnings per diluted share increased 27.5% to $0.88 and adjusted diluted EPS increased 14.7% to $0.86; comparable store sales were flat
  Reported full year earnings per diluted share increased 7.0% to $3.83 and adjusted diluted EPS increased 4.4% to $3.80; comparable store sales increased 3.0%
  Company opened 500 new stores in FY13 and plans to open 525 new stores in FY14
  Company introduces diluted EPS guidance for fiscal 2014 of $3.80 to $4.15

MATTHEWS, N.C.--(BUSINESS WIRE)--October 9, 2013--Family Dollar Stores, Inc. (NYSE: FDO) today reported record earnings results for the fourth quarter and year ended August 31, 2013.

Net income per diluted share in the fourth quarter of fiscal 2013 increased 27.5% to $0.88. Included in the results for the fourth quarter of fiscal 2013 was a one-time $5.0 million favorable adjustment related to a change in accounting for certain vendor allowances. Excluding this adjustment and the litigation charge of $11.5 million in the fourth quarter of fiscal 2012, earnings per diluted share in the fourth quarter of fiscal 2013 would have increased 14.7% to $0.86 as compared to $0.75 in fiscal 2012.

Net income per diluted share in fiscal 2013 increased 7.0% to $3.83. Excluding the accounting adjustment in fiscal 2013 and the litigation charge in fiscal 2012, earnings per diluted share would have increased 4.4% to $3.80 as compared to $3.64 in fiscal 2012. Consistent with the National Retail Federation Calendar, the Company’s fiscal 2013 included 53 weeks as compared to 52 weeks in fiscal 2012. The Company estimates this extra week contributed approximately $189 million in sales and $0.07 of earnings per diluted share.

“This morning we reported record sales and earnings results for the fourth quarter and fiscal 2013,” said Howard R. Levine, Chairman and CEO. “While the environment was more challenging than expected, I am pleased with our progress. We have increased our market share, we have stabilized margins and we are increasing profitability. Our strategy is working, and we remain on course with our long-term goal to drive continued profitable growth and increase shareholder returns.”

Fourth Quarter Results

Total net sales for the fourth quarter of fiscal 2013 increased 5.8% to $2.5 billion compared with total net sales of $2.4 billion in the fourth quarter of fiscal 2012. Comparable store sales in the quarter were flat. Customer traffic and the average customer transaction value were flat during the quarter. Sales were strongest in the Consumables category, which increased 8.3% during the quarter, driven primarily by strong growth in refrigerated and frozen food, health aids, and tobacco.

Gross profit in the fourth quarter of fiscal 2013 increased 8.6% to $868.4 million, or 34.7% of net sales, compared with $799.7 million, or 33.8% of net sales, in the fourth quarter of fiscal 2012. Included in gross profit for the fourth quarter of fiscal 2013 was a one-time $5.0 million favorable adjustment related to a change in accounting for certain vendor allowances. Excluding this adjustment, gross profit for the fourth quarter of fiscal 2013 increased 8.0% to $863.5 million, or 34.5%. As a percentage of net sales, higher markups and lower freight expense were partially offset by the impact of stronger sales of lower-margin consumables, higher markdowns and increased inventory shrinkage.

Selling, general and administrative (SG&A) expenses in the fourth quarter of fiscal 2013 increased 7.6% to $712.9 million as compared to $662.6 million in the fourth quarter of fiscal 2012. SG&A expense was approximately flat on an average per-square-foot basis. As a percentage of net sales, SG&A expenses were 28.5% in the fourth quarter of fiscal 2013 compared with 28.0% in the fourth quarter of fiscal 2012. The expense de-leverage during the quarter was primarily driven by the flat comparable store sales. As a percentage of net sales, higher store occupancy costs and store payroll were partially offset by lower advertising and insurance costs.

Operating profit in the fourth quarter of fiscal 2013 increased 23.9% to $155.6 million, or 6.2% of net sales, compared with $125.6 million, or 5.3% of net sales, in the fourth quarter of fiscal 2012. Adjusted operating profit in the fourth quarter of 2013 was $150.6 million compared with adjusted operating profit of $137.1 million in fiscal 2012, excluding the favorable $5.0 million accounting adjustment in the fourth quarter of fiscal 2013 and the litigation charge of $11.5 million in the fourth quarter of fiscal 2012. As a percentage of net sales, adjusted operating profit was 6.0% in the fourth quarter of fiscal 2013 as compared to adjusted operating profit of 5.8% in the fourth quarter of fiscal 2012.

The effective income tax rate in the fourth quarter of fiscal 2013 was 34.9% as compared to 36.0% in the fourth quarter of fiscal 2012. The decrease in the effective tax rate in the fourth quarter of fiscal 2013, as compared to the fourth quarter of fiscal 2012, was due primarily to a decrease in the reserve for state taxes partially offset by increases in U.S. tax of foreign operations and the reserves for uncertain tax positions.

Net income in the fourth quarter of fiscal 2013 increased 26.3% to $102.2 million compared with $80.9 million in the fourth quarter of fiscal 2012. Adjusted net income for the fourth quarter of fiscal 2013 increased 12.5% to $99.0 million as compared to adjusted net income of $88.1 million in the fourth quarter of fiscal 2012, excluding the favorable $5.0 million accounting adjustment in the fourth quarter of fiscal 2013 and the litigation charge of $11.5 million in the fourth quarter of fiscal 2012.

Fiscal 2013 Results

Total net sales for fiscal 2013 increased 11.4% to $10.4 billion compared with total net sales of $9.3 billion in fiscal 2012. Consistent with the National Retail Federation Calendar, the Company’s fiscal 2013 included 53 weeks as compared to 52 weeks in fiscal 2012. The Company estimates this extra week contributed approximately $189 million in sales. Comparable store sales increased 3.0%. This increase was a result of increased customer traffic and an increase in the average customer transaction value. Sales were strongest in the Consumables category, which increased 16.9% during the year, driven primarily by strong growth in food, health and beauty aids, and tobacco.

Gross profit in fiscal 2013 increased 9.0% to $3.6 billion, or 34.2% of net sales, compared with $3.3 billion, or 34.9% of net sales, in fiscal 2012. Included in gross profit for fiscal 2013 was a one-time $5.0 million favorable adjustment related to a change in accounting for certain vendor allowances. Excluding this adjustment, gross profit for fiscal 2013 increased 8.9% to $3.5 billion, or 34.2% of net sales. As a percentage of net sales, the impact of stronger sales of lower-margin consumables, increased inventory shrinkage and higher markdowns were partially offset by higher markups and lower freight expense.

Selling, general and administrative expenses increased 10.9% to $2.9 billion. As a percentage of net sales, SG&A expenses were 27.6% in fiscal 2013 compared with 27.7% in fiscal 2012. As a percentage of net sales, lower incentive-compensation expense was partially offset by higher store occupancy costs.

Operating profit in fiscal 2013 was $688.0 million compared with $664.2 million in fiscal 2012. As a percentage of net sales, operating profit was 6.6% in fiscal 2013 as compared to 7.1% in fiscal 2012. Adjusted operating profit in fiscal 2013 was $683.0 million compared with $675.7 million in fiscal 2012, excluding the favorable $5.0 million accounting adjustment in the fourth quarter of fiscal 2013 and the litigation charge of $11.5 million in the fourth quarter of fiscal 2012. As a percentage of net sales, adjusted operating profit was 6.6% in fiscal 2013 as compared to adjusted operating profit of 7.2% in fiscal 2012.

The effective income tax rate in fiscal 2013 was 35.8% as compared to 36.4% in fiscal 2012. The decrease in the effective tax rate in fiscal 2013, as compared to fiscal 2012, was due primarily to a decrease in the reserve for state taxes and an increase in the benefit of federal tax credits partially offset by an increase in the reserves for uncertain tax positions.

Net income in fiscal 2013 increased 5.1% to $443.6 million compared with $422.2 million in fiscal 2012. Adjusted net income in fiscal 2013 increased 2.6% to $440.4 million as compared to adjusted net income of $429.4 million in fiscal 2012, excluding the favorable $5.0 million accounting adjustment in the fourth quarter of fiscal 2013 and the litigation charge of $11.5 million in the fourth quarter of fiscal 2012.

The Company’s merchandise inventories at August 31, 2013, increased 2.9% to $1.5 billion compared with $1.4 billion at August 25, 2012. Average inventory per store at the end of fiscal 2013 was approximately 3.3% lower than the average inventory per store at the end of fiscal 2012.

Capital expenditures were $744.4 million in fiscal 2013 compared to $603.3 million in fiscal 2012. The growth in capital expenditures was primarily due to increased investments in new stores. During fiscal 2013, the Company spent $292.5 million related to its Fee Development Program, compared to $122.6 million in fiscal 2012. In fiscal 2013, the Company completed sale-leaseback transactions related to store locations for net proceeds, after transaction costs, of $345.2 million.

During fiscal 2013, the Company opened 500 new stores, closed 26 stores, and renovated, relocated or expanded 830 stores.

In fiscal 2013, the Company paid $108.3 million in dividends and repurchased approximately 1.2 million shares of its common stock for a total cost of $75.0 million. As of August 31, 2013, the Company had the authorization to purchase up to an additional $370.8 million of its common stock.

Outlook

Commenting on expectations for fiscal 2014, Levine said, “Given the uncertainty of the operating environment and the near-term challenges our customer continues to face, we have taken a cautious approach to fiscal 2014. Building on the progress we've made to increase market share, stabilize gross margin and improve inventory productivity, we will continue to invest in fiscal 2014 to increase our relevancy, provide customers with more value, and drive more trips. While the first quarter will be our most difficult sales comparison, as we cycle a 6.6% increase in comparable store sales, these comparisons will ease as we move through the year. An improving sales trend, combined with continued gross margin expansion and tight expense control, should result in higher profitability as we move through fiscal 2014.”

For the 52-week year ending August 30, 2014, the Company expects that earnings per diluted share will be between $3.80 and $4.15, compared with $3.83 in fiscal 2013. As a reminder, fiscal 2013 included an extra week, which the Company estimates contributed $0.07 of earnings per diluted share.

The Company's outlook for fiscal 2014 is based on the following assumptions which may or may not prove valid:

  A mid-single-digit increase in total net sales;
  A low-single-digit increase in comparable store sales;
  Approximately 525 new store openings and 80 store closings;
  Gross margin expansion;
  SG&A expense de-leverage based on our comparable store sales outlook;
  An effective income tax rate between 36.0% and 36.5%;
  Capital expenditures of between $550 million and $600 million; and
  Approximately $100 million of share repurchases.

For the first quarter of fiscal 2014, the Company expects that comparable store sales will decline in the low-single-digit range and that diluted earnings per share will be between $0.65 and $0.75 per share compared to $0.69 per share in the first quarter of fiscal 2013.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable store sales, store openings and closings, income tax rates, capital expenditures, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Earnings Conference Call Information

The Company plans to host a conference call with investors today, October 9, 2013, at 10:00 a.m. ET to discuss the results. The Company will also provide an update on various business initiatives and discuss plans and expectations for fiscal 2014. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (800) 890-0881 for domestic US calls and (719) 325-2295 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is 3827795 or “FAMILY DOLLAR.”

A live webcast of the conference call with accompanying slides can be accessed at the following link.

http://investor.familydollar.com/investors-relations/default.aspx

A replay of the webcast will be available at the address noted above after 11:00 a.m. ET, October 9, 2013.

About Family Dollar

For more than 53 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise appeals to shoppers in more than 7,900 stores in rural and urban settings across 46 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers, who often refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Fourth Quarter Ended*
(in thousands, except per share amounts)	August 31, 2013	% of Net Sales	August 25, 2012	% of Net Sales

Net sales	$2,502,266	100.00%	$2,364,125	100.00%

Cost of sales	1,633,823	65.29%	1,564,422	66.17%

Gross profit	868,443	34.71%	799,703	33.83%

Selling, general and administrative expenses	712,852	28.49%	662,583	28.03%

Litigation charge	-	0.00%	11,500	0.49%

Operating profit	155,591	6.22%	125,620	5.31%

Investment income	147	0.01%	211	0.01%

Interest expense	5,920	0.24%	6,318	0.27%

Other income	7,222	0.29%	7,037	0.30%

Income before income taxes	157,040	6.28%	126,550	5.35%

Income taxes	54,827	2.19%	45,619	1.93%

Net income	$102,213	4.08%	$80,931	3.42%

Net income per common share - basic	$0.89		$0.70
Weighted average shares - basic	115,040		116,396

Net income per common share - diluted	$0.88		$0.69
Weighted average shares - diluted	115,610		117,267

Dividends declared per common share	$0.26		—

*Certain reclassifications of the amounts for fiscal 2012 have been made to conform to the presentation for fiscal 2013.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Year Ended*
(in thousands, except per share amounts)	August 31, 2013 (53 Weeks)	% of Net Sales	August 25, 2012 (52 Weeks)	% of Net Sales

Net sales	$10,391,457	100.00%	$9,331,005	100.00%

Cost of sales	6,836,712	65.79%	6,071,058	65.06%

Gross profit	3,554,745	34.21%	3,259,947	34.94%

Selling, general and administrative expenses	2,866,788	27.59%	2,584,234	27.70%

Litigation charge	-	0.00%	11,500	0.12%

Operating profit	687,957	6.62%	664,213	7.12%

Investment income	422	0.00%	927	0.01%

Interest expense	25,888	0.25%	25,090	0.27%

Other income	28,206	0.27%	23,888	0.26%

Income before income taxes	690,697	6.65%	663,938	7.12%

Income taxes	247,122	2.38%	241,698	2.59%

Net income	$443,575	4.27%	$422,240	4.53%

Net income per common share - basic	$3.85		$3.61
Weighted average shares - basic	115,252		117,097

Net income per common share - diluted	$3.83		$3.58
Weighted average shares - diluted	115,805		118,058

Dividends declared per common share	$0.94		$0.60

*Certain reclassifications of the amounts for fiscal 2012 have been made to conform to the presentation for fiscal 2013.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(in thousands, except per share and share amounts)	August 31, 2013	August 25, 2012
Assets
Current assets:
Cash and cash equivalents	$140,999	$92,333
Short-term investment securities	4,000	6,271
Restricted cash and investments	35,443	126,281
Merchandise inventories	1,467,016	1,426,163
Deferred income taxes	34,510	69,518
Income tax refund receivable	13,485	—
Prepayments and other current assets	161,552	47,604
Total current assets	1,857,005	1,768,170

Property and equipment, net	1,732,544	1,496,360
Investment securities	22,977	23,720
Other assets	97,335	84,815

Total assets	$3,709,861	$3,373,065

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$—	$15,000
Current portion of long-term debt	16,200	16,200
Accounts payable	723,200	674,202
Accrued liabilities	335,854	328,398
Income taxes	4,968	31,857
Total current liabilities	1,080,222	1,065,657

Long-term debt	500,275	516,320
Other liabilities	289,195	268,341
Deferred gain	218,088	156,866
Deferred income taxes	23,027	68,254
Commitments and contingencies	—	—

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	—	—
Common stock, $.10 par; authorized 600,000,000 shares	12,009	11,913
Capital in excess of par	299,865	259,189
Retained earnings	1,569,624	1,234,384
Accumulated other comprehensive loss	(2,195)	(1,841)
Common stock held in treasury, at cost	(280,249)	(206,018)
Total shareholders' equity	1,599,054	1,297,627

Total liabilities and shareholders' equity	$3,709,861	$3,373,065

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended*
(in thousands)	August 31, 2013 (53 Weeks)	August 25, 2012 (52 Weeks)
Cash flows from operating activities:
Net income	$443,575	$422,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	239,485	213,835
Amortization of deferred gain	(15,123)	(3,087)
Deferred income taxes	3,693	(24,321)
Excess tax benefits from stock-based compensation	(13,231)	(12,345)
Stock-based compensation	16,258	15,902
Loss on disposition of property and equipment, including impairment	5,826	11,429
Changes in operating assets and liabilities:
Merchandise inventories	(40,853)	(271,503)
Prepayments and other current assets	(113,920)	23,838
Other assets	(449)	(2,506)
Accounts payable and accrued liabilities	(32,656)	(36,497)
Income taxes	(40,374)	37,209
Other liabilities	19,742	(4,823)

Net cash provided by (used in) operating activities	471,973	369,371

Cash flows from investing activities:
Purchases of investment securities	(44,278)	(211,142)
Sales of investment securities	45,728	334,915
Net change in restricted cash	79,924	(80,389)
Capital expenditures	(744,428)	(603,313)
Net proceeds from sale-leaseback	345,249	359,663
Proceeds from dispositions of property and equipment	3,214	1,955

Net cash provided by (used in) investing activities	(314,591)	(198,311)

Cash flows from financing activities:
Short-term borrowings	2,060,000	362,300
Repayment of short-term borrowings	(2,075,000)	(347,300)
Repayment of long-term debt	(16,200)	(16,200)
Repurchases of common stock	(74,954)	(191,573)
Change in cash overdrafts	71,745	26,786
Proceeds from exercise of employee stock options	20,796	24,900
Excess tax benefits from stock-based compensation	13,231	12,345
Payment of dividends	(108,334)	(91,390)

Net cash provided by (used in) financing activities	(108,716)	(220,132)

Net change in cash and cash equivalents	48,666	(49,072)
Cash and cash equivalents at beginning of period	92,333	141,405
Cash and cash equivalents at end of period	$140,999	$92,333

Supplemental disclosure of cash flow information:
Purchases of property and equipment awaiting processing for payment, included in accounts payable	$57,379	$54,609
Cash paid during the period for:
Interest, net of amounts capitalized	21,895	24,001
Income taxes, net of refunds	272,748	234,740

*Certain reclassifications of the amounts for fiscal 2012 have been made to conform to the presentation for fiscal 2013.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

RECONCILIATION OF NON-GAAP DISCLOSURES
(in thousands, except per share amounts)

	For the Fourth Quarter Ended August 31, 2013
	GAAP	% of Net Sales	Adjustment	Adjusted	% of Net Sales

Gross profit	$868,443	34.71%	4,953	$863,490	34.51%
Operating profit	155,591	6.22%	4,953	150,638	6.02%
Income before income taxes	157,040	6.28%	4,953	152,087	6.08%
Income taxes	54,827	2.19%	1,778	53,049	2.12%
Net income	$102,213	4.08%	$3,175	$99,038	3.96%

Net income per common share - diluted	$0.88			$0.86
Weighted average shares - diluted	115,610			115,610

	For the Year Ended August 31, 2013
	GAAP	% of Net Sales	Adjustment	Adjusted	% of Net Sales

Gross profit	$3,554,745	34.21%	4,953	$3,549,792	34.16%
Operating profit	687,957	6.62%	4,953	683,004	6.57%
Income before income taxes	690,697	6.65%	4,953	685,744	6.60%
Income taxes	247,122	2.38%	1,778	245,344	2.36%
Net income	$443,575	4.27%	$3,175	$440,400	4.24%

Net income per common share - diluted	$3.83			$3.80
Weighted average shares - diluted	115,805			115,805

	For the Fourth Quarter Ended August 25, 2012
	GAAP	% of Net Sales	Adjustment	Adjusted	% of Net Sales

Litigation charge	$11,500	0.49%	(11,500)	$-	0.00%
Operating profit	125,620	5.31%	11,500	137,120	5.80%
Income before income taxes	126,550	5.35%	11,500	138,050	5.84%
Income taxes	45,619	1.93%	4,360	49,979	2.11%
Net income	$80,931	3.42%	$7,140	$88,071	3.73%

Net income per common share - diluted	$0.69			$0.75
Weighted average shares - diluted	117,267			117,267

	For the Year Ended August 25, 2012
	GAAP	% of Net Sales	Adjustment	Adjusted	% of Net Sales

Litigation charge	$11,500	0.12%	(11,500)	$-	0.00%
Operating profit	664,213	7.12%	11,500	675,713	7.24%
Income before income taxes	663,938	7.12%	11,500	675,438	7.24%
Income taxes	241,698	2.59%	4,360	246,058	2.64%
Net income	$422,240	4.53%	$7,140	$429,380	4.60%

Net income per common share - diluted	$3.58			$3.64
Weighted average shares - diluted	118,058			118,058

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Fourth Quarter Ended
	August 31,	August 25,
(in thousands)	2013	2012	% Change
Consumables	$1,855,789	$1,712,936	8.3%
Home products	224,837	224,642	0.1%
Apparel and accessories	193,946	203,909	-4.9%
Seasonal and electronics	227,694	222,638	2.3%
TOTAL	$2,502,266	$2,364,125	5.8%

	For the Year Ended
	August 31,	August 25,
(in thousands)	2013 (53 Weeks)	2012 (52 Weeks)	% Change
Consumables	$7,523,289	$6,436,719	16.9%
Home products	1,053,670	1,067,541	-1.3%
Apparel and accessories	785,384	822,839	-4.6%
Seasonal and electronics	1,029,114	1,003,906	2.5%
TOTAL	$10,391,457	$9,331,005	11.4%

STORES IN OPERATION:
	For the Year Ended
	August 31,	August 25,
	2013 (53 Weeks)	2012 (52 Weeks)	% Change
Beginning Store Count	7,442	7,023	6.0%
New Store Openings	500	475	5.3%
Store Closings	(26)	(56)	-53.6%
Ending Store Count	7,916	7,442	6.4%
Total Square Footage (000s)	68,023	63,779	6.7%
Total Selling Square Footage (000s)	56,846	53,206	6.8%

CONTACT:
Family Dollar Stores, Inc.
Investor Contact:
Kiley F. Rawlins, CFA, 704-708-2858
krawlins@familydollar.com
or
Media Contact:
Josh Braverman, 704-814-5237
jbraverman@familydollar.com